UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2011

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Fifth Avenue, 8th Floor New York, New York		10003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K dated August 9, 2011, Bruce Dalziel notified Medidata Solutions, Inc. (the “Company”) that he would resign his position as Chief Financial Officer effective some time during the fourth quarter of 2011 and the Company intended to appoint Cory Douglas as its Chief Financial Officer effective upon Mr. Dalziel’s resignation. Effective on October 1, 2011, Mr. Dalziel resigned as the Company’s Chief Financial Officer and Cory Douglas was appointed to serve in that position. Mr. Dalziel will continue to serve in the role of Executive Vice President- Finance for the remainder of 2011 to assist in the transition of his duties and with other corporate priorities. He will then continue as a non-executive employee of the Company through June 30, 2012.

Mr. Douglas will continue to receive his existing base salary of $255,530 per annum for the remainder of 2011 and will remain eligible to participate in the Company’s incentive compensation plan. In connection with the promotion, Mr. Douglas received an option to purchase 60,000 shares of the Company’s common stock. The option vests monthly over a four (4) year term and has an exercise price equal to $16.44 (the closing price of the Company’s common stock on the date of the grant). Mr. Douglas will also receive a lump-sum payment of $25,000 for relocation related costs and expenses.

Mr. Dalziel will continue to receive his base salary of $350,000 per annum for the remainder of 2011 and will remain eligible to participate in the Company’s incentive compensation plan for 2011. Effective January 1, 2012, Mr. Dalziel’s base salary will be reduced to $150,000 per annum and he will not be eligible to participate in the Company’s incentive compensation plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.
Date: October 3, 2011
	By:	/s/ MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	General Counsel and Secretary